Exhibit 99.1

BILL Announces Repurchase of Additional 0.0% Convertible Senior Notes Due 2025

SAN JOSE, Calif., May 30, 2024—(BUSINESS WIRE)— BILL (NYSE: BILL), a leading financial operations platform for small and midsize businesses (SMBs), today announced that it has entered into various privately negotiated repurchase transactions (collectively, the Repurchases) to repurchase approximately $234.5 million aggregate principal amount of BILL’s outstanding 0.0% Convertible Senior Notes due 2025 (the 2025 Notes). The aggregate cash repurchase price is approximately $221.7 million. The Repurchases are expected to close on June 4, 2024, subject to customary closing conditions. Following the closing of the Repurchases, BILL intends to cancel the repurchased 2025 Notes and, after such cancellation of repurchased 2025 Notes, approximately $167.3 million aggregate principal amount of 2025 Notes will remain outstanding. The Repurchases could affect the market price of BILL common stock.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About BILL

BILL (NYSE: BILL) is a leading financial operations platform for small and midsize businesses (SMBs). As a champion of SMBs, we are automating the future of finance so businesses can thrive. Our integrated platform helps businesses to more efficiently control their payables, receivables and spend and expense management. Hundreds of thousands of businesses rely on BILL’s proprietary member network of millions to pay or get paid faster. Headquartered in San Jose, California, BILL is a trusted partner of leading U.S. financial institutions, accounting firms, and accounting software providers. For more information, visit bill.com.

Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements other than statements of historical facts, and statements in the future tense. Forward-looking statements are based on our expectations as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond our control. These statements include, but are not limited to, statements related to the amount of 2025 Notes to be repurchased, the ability to complete the Repurchases on the timeline described herein or at all, the ultimate cash purchase price for the Repurchases, and the impact of the Repurchases on the market price of BILL common stock. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: changes in the price of BILL common stock and changes in the convertible note and other capital markets. You should not rely on these forward-looking statements, as actual results may differ materially from those contemplated by these forward-looking statements as a result of such risks and uncertainties. All forward-looking statements in this press release are based on information available to us as of the date hereof. We assume no obligation to update or revise the forward-looking statements contained in this press release because of new information, future events, or otherwise.

IR Contact:

Karen Sansot

ksansot@hq.bill.com

Press Contact:

John Welton

john.welton@hq.bill.com

Source: BILL